Exhibit 99.1

NUTRISYSTEM, INC. HIRES "HEAVYWEIGHT"

TO EXPAND SLIM AND TONE® BUSINESS

Horsham, PA -- December 1, 2005--NutriSystem, Inc. (NASDAQ: NTRI), a leading provider of weight management and fitness products and services, today announced William Auchincloss as the new president of its Slim and Tone division.

"We are very excited to have Will on board to help us realize the potential of this enterprise. We believe that Will's franchise and operations experience combined with the opportunity in the global health and wellness space will successfully take us to the next stage of development," said NutriSystem CEO Mike Hagan.

Auchincloss joins NutriSystem from Quiznos where he was most recently Senior Vice President, Business Development responsible for international sales, brand expansion and non-traditional outlet development. In an earlier capacity at Quiznos, Auchincloss was responsible for North American Sales Operations.

"I am energized by the potential of the Slim and Tone business. I am committed to using my expertise to support our growing franchise network, and to develop our business inside and outside of the United States," said Auchincloss. "With the strength of NutriSystem behind us, Slim and Tone has both the management support and financial stability to become a market leader in this high growth sector."

Prior to joining Quiznos in 2003, Auchincloss was with the Ensim Corporation, and before that, with Mercer Management Consulting. Will received his undergraduate degree from Duke and his MBA degree from The Wharton School, University of Pennsylvania.

Slim and Tone founder Betsy Ludlow will remain with NutriSystem and continue to assist in running the Slim and Tone business. "It is clear that we now need to add to our management ranks in order to position Slim and Tone to become a leader in this fast-growing industry," said Betsy Ludlow. "I look forward to working with Will to build our business."

About Slim and Tone

Slim and Tone Express Fitness and Weight Loss Studios, LLC,  was founded in late 2002 by Betsy Ludlow, a former New York marketing executive. There are already more than 150 Slim and Tone fitness center franchises in 32 states across the nation.

Slim and Tone, based in Yardley, PA, is owned by NutriSystem, Inc., a leading provider of weight management and fitness products and services. Together, the two companies form the first union in the industry to merge diet and exercise for successful weight loss.

About NutriSystem, Inc.

Founded in 1972, NutriSystem (NASDAQ: NTRI) is a leading provider of weight management and fitness products and services. The Company offers a weight loss program based on portion-controlled, lower Glycemic Index prepared meals. The program has no membership fees and provides free online and telephone counseling.

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